Exhibit 99.1

For immediate release

For more information, contact:
Investors, Rusty Fisher, 713-307-8770
Media, Janice Aston White, 713-307-8780

Endeavour enters
into agreement on Columbus prospect well

Houston, TX – October 18, 2006 — Endeavour International Corporation (AMEX: END) today announced that its subsidiary Endeavour Energy UK Limited has entered into an agreement with EOG Resources United Kingdom Limited (EOG) for drilling the Columbus exploratory prospect on Block 23/16f in the Central Graben region of the North Sea. The agreement is subject to third-party approvals.

“We are entering a phase of sustained drilling activity that will continue through 2007 and beyond,” said William L. Transier, chairman, chief executive officer and president of Endeavour International Corporation. “The quality of our exploratory inventory is reflected by the calibre of industry partners such as EOG that have joined with us in the search for new North Sea reserves.”

Endeavour will serve as operator of the well. The well is expected to begin drilling in late October to test a Palaeocene reservoir.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.